+--------+
| FORM 5 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person

         de Villiers                 Johann
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        (Last)                      (First)                        (Middle)

         836 Prospect Street, Suite 2B
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                                   (Street)

         La Jolla                    CA                               92037
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol Global Diamond Resources, Inc.
                                             (GDRS)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)   000-00-0000
                                                                  --------------

4.  Statement for Month/Year  Fiscal Year ended 12/31/97
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [X] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                        CEO
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TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
                                Day/                                                    End of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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   $.0005 par value                                                                      100,000            D
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   Common Stock
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   ---------------------------
                                                                                                         (A)         (D)
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    Stock Options                    $.75                8/11/97            A                       100,000
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    Stock Options                    $.75               11/26/97            D                       612,000
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    Stock Options                    $.75                7/25/95            D                     1,333,332
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    Stock Options                    $.75                9/25/95            A                       200,000
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 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

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 1. Title of Derivative       6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
    Security (Instr. 3)          cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            of De-        of In-
                                 Date                                           ative       Secur-           rivative      direct
                                 (Month/Day/                                    Secur-      ities            Secu-         Bene-
                                 Year)                                          ity         Bene-            rity:         ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indi-         (Instr.
                               Exer-    tion         Title   Number of                      of Year          rect (1)      4)
                               cisable  Date                 Shares                         (Instr. 4)       (Instr. 4)
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    Stock Options               8/11/97       12/31/2000      Common Stock     100,000      $.75       100,000      D
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    Stock Options              11/26/97       11/26/2000      Common Stock     612,000      $.75       588,000      D
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Stock Options         7/25/95   7/25/2000   Common Stock   1,000,000    $3.00     666,668     D
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Stock Options         9/7/95    9/7/2000    Common Stock     100,000    $3.00     200,000     D
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               /s/ Johann de Villiers               7/30/98
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date